EXHIBIT 99.2(c)








                                  AMENDMENT TO
                                     BY-LAWS
                                       OF
                        THE EXCHANGE FUND OF BOSTON, INC.

                                  June 4, 1996




Pursuant to ARTICLE XV of the BY-LAWS of The Exchange Fund of Boston, Inc., (the "Fund") upon vote of the holders of a majority of the outstanding shares of stock of the Fund entitled to vote at a Special Meeting of Stockholders held on June 4, 1996 ARTICLE VII of the BY-LAWS of the Fund was amended to read as follows:



                                   ARTICLE VII

                                   Fiscal Year


Effective July 1, 1996, the fiscal year of the Corporation shall end on October 31st in each year.






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